Exhibit 4.5

Lease Agreement

Lessor (Party A): Fan Xiaojuan

Lessee (Party B): Xi’an Branch of Beijing ReTo Equipment Technology Co., Ltd.

Based on the “Contract Law of the People’s Republic of China” and relevant regulations, through equal and voluntary negotiation, Party A and Party B have reached the following agreement on the house lease matter:

I. Basic Information of the House

1. The house is located at Room 5 - 2304, Haosheng Times Huacheng, Xi’an City, Shaanxi Province, with an area of 126 square meters.

2. The house has been renovated for office use and is equipped with facilities such as water, electricity, underfloor heating, telephone, and network interfaces.

II. Lease Term and Purpose

1. The lease term shall be from December 16, 2024, to December 15, 2026.

2. The house shall only be used for office purposes. Without the prior written consent of Party A, Party B shall not change the purpose of the house without permission.

3. Both parties clearly agree that during the lease term stipulated in this contract, Party B may use the house free of charge and does not need to pay rent to Party A.

III. Rights and Obligations of Both Parties

Party A

Party A has the right to supervise the use of the house by Party B; Party A shall deliver the house and its affiliated facilities and items to Party B in accordance with the agreement before the start of the lease, and ensure that the house and its affiliated facilities are in a normal usable and safe state during the lease term. When the main structure or basic equipment of the house (such as the main water and electricity pipes, main underfloor heating equipment, etc.) is damaged or malfunctions due to reasons not attributable to Party B, Party A shall be responsible for the repair and bear the repair costs within a reasonable period after receiving the notice from Party B. Otherwise, Party A shall bear the liability for compensation.

Party B

Party B has the right to use the house and its affiliated facilities in accordance with the agreed purpose during the lease term; Party B shall take good care of the house and its affiliated facilities and items. If damage or loss occurs due to Party B’s improper use or poor custody, Party B shall be responsible for repair or compensation. Party B shall not engage in illegal or irregular activities in the house, nor store flammable, explosive, toxic, or other dangerous items. If Party B violates the above regulations and causes losses to Party A or a third party, Party B shall bear all liability for compensation. Without the prior written consent of Party A, Party B shall not reconstruct, expand, renovate, or add other items to the house. If it is necessary to do so, Party B shall apply in advance, and at the end of the lease term or when the contract is terminated in advance, Party B shall restore the house to its original state as required by Party A or pay the restoration costs. Party B shall abide by the property management regulations of the community and pay the relevant fees (except as otherwise agreed by both parties) incurred from using the house, such as property management fees, water and electricity fees, and network fees, on time.

IV. Modification, Termination, and Expiration of the Contract

1. With the consensus of both Party A and Party B through negotiation, this contract can be modified or terminated in writing.

2. If Party B changes the purpose of the house without permission, subleases or lends the house to others, engages in illegal activities, or fails to repair the damage to the main structure or important affiliated facilities of the house caused by itself and refuses to repair, Party A has the right to unilaterally terminate this contract and claim compensation.

3. When the lease term expires, this contract shall terminate naturally. Party B shall return the house and its affiliated facilities and items in the same state as when they were delivered (excluding natural wear and tear) within five working days after the expiration of the lease term.

V. Liability for Breach of Contract

1. If Party A violates the provisions of this contract, such as failing to deliver the house on time or failing to fulfill the repair obligation, and causes losses to Party B, Party A shall bear the liability for compensation.

2. If Party B violates the provisions of this contract, such as changing the purpose of the house without permission or damaging the house facilities, Party A has the right to require Party B to correct immediately and bear the losses caused to Party A. If Party B refuses to correct, Party A has the right to terminate this contract in advance.

VI. Dispute Resolution

If a dispute arises during the performance of this contract, both parties shall first resolve it through friendly negotiation. If the negotiation fails, either party has the right to file a lawsuit with the people’s court having jurisdiction over the location of the house.

VII. Other Provisions

1. This contract shall come into force as of the date of signature (or sealing) by both parties. This contract is made in two copies, with each party holding one copy, and both copies have the same legal effect.

2. For matters not covered in this contract, both parties may enter into a supplementary agreement separately. The supplementary agreement has the same legal effect as this contract.

Party A: /s/ Fan Xiaojuan

Contact Phone:

Contact Address:

Date of Signature: December 12, 2024

Party B: Xi’an Branch of Beijing ReTo Equipment Technology Co., Ltd.

[Stamp Affixed Here]

Contact Phone: 029 - 88279648

Contact Address: Room 5 - 2304, Haosheng Times, No. 168, Jixiang Road, Xi’an City

Date of Signature: December 12, 2024